 Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “AGREEMENT”) dated as of the 20th day of August 2007, is by and amongst TORBAY HOLDINGS, INC., a Delaware corporation (hereinafter referred to as the “Corporation” or “Torbay”), and CARMINE CASTELLANO, an individual, and ALFRED SETTINO, an individual, (collectively, the “Company Shareholders”).

Recitals:

A.  Torbay has offered to issue 45,000,000 shares of Torbay common stock, $.0001 par value (the “Common Stock”) and 2,500,000 shares of Torbay super-voting preferred stock, carrying sixty votes per share (the “Preferred Stock” and collectively with the Common Stock, the “Exchanged Corporation Stock”), to the Company Shareholders in exchange for their contribution to Torbay of all of the issued and outstanding capital stock of ICC Italy S.r.l. (the “ICC-Italy Shares”).

B.  The Board of Directors of Torbay, and Alfred Settino and Carmine Castellano, individually, have determined that, subject to the terms, con-ditions, agreements, representations and warranties set forth herein, the exchange contemplated herein will serve the general welfare and advantage of their respective businesses.

C.  Subject to the terms and conditions set forth herein, the Company Shareholders desire to contribute all of the shares of ICC-Italy capital stock for shares of Exchanged Corporation Stock in Torbay in the manner hereinafter set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, as well as the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

EXCHANGE PROVISIONS

1.1  Contribution.

Subject to the terms and conditions hereinafter set forth:

(a)  The Company Shareholders agree to contribute, transfer, assign and convey all of the ICC-Italy Shares to Torbay, together with all other rights, claims and interests it may have with respect to ICC-Italy or its respective assets, and all claims it may have against its officers and directors, including, but not limited to, all rights to unpaid dividends and all claims and causes of action arising from or in connection with the ownership of ICC-Italy Shares or its issuance, excluding any right, claim or interest of same arising under this Agreement or in connection with the transaction contemplated by this Agreement. The Company Shareholders shall deliver to Torbay all of the stock certificates representing all of the ICC-Italy Shares, together with a stock power therefore, duly executed in blank and any unissued or treasury shares of common stock, to be held by Torbay for delivery at Closing; and

(b)  If all milestones under 1.2 are met, Torbay shall issue the Common Stock to the Company Shareholders. If all milestones under 1.3 are met, Torbay shall issue the Preferred Stock to the Company Shareholders.

1.2	Common Stock.

The Exchanged Corporation Stock shall be issued once all of the following conditions are met. Whether the Exchanged Corporation Stock is issued to the Company Shareholders is dependent on whether Torbay meets the following milestones:

a.	Secure sites for first 2 anchor stores by September 30 2007.

b.	Establish vendor/supplier relationships with telcomm/phone card/alimentary/etc. vendors by September 30, 2007.

c.	Secure primary warehouse location by September 30, 2007.

d.	Sign consortium owner/operator members for first 3 anchor stores by September 30, 2007.

e.	Engage initial sales/customer service team - begin signing up satellite stores by September 1, 2007.

f.	Have 25 satellite stores open by end of September 2007.

g.	Achieve gross sales in September of at least $25,000.

h.	Have 50 satellite stores opened by end of October, 2007.

i.	Achieve gross sales in October of at least $200,000.

j.	Open 3rd Anchor Store by November 30, 2007.

k.	Achieve gross sales of $300K in November, 2007.

l.	Achieve gross sales of $400K in December, 2007.

m.	Total Gross Sales for all 2007 of $1,000,000.

(the “Common Milestones”).

1.3	Preferred Stock.

The Preferred Stock shall be issued once all of the following conditions are met. Whether the Preferred Stock is issued to the Company Shareholders is dependent on:

a.	The Company Shareholders having successfully earned the common stock set forth in the Common Milestones, and

b.	Torbay having paid the funds due to The Black Diamond Fund under Section 3.5 (“Put Option”) of the Share Purchase Agreement dated June 29, 2007 as amended..

(the “Preferred Milestones”, collectively with the Common Milestones, the “Milestones”).

1.4	Failure to Meet Milestones.

If all of the Milestones are met by the dates set forth, the Exchanged Corporation Stock shall be issued to the Company Shareholders. If Torbay becomes insolvent or if any of the above milestones are not met (a “Failure Event”), the Exchanged Corporation Stock shall be cancelled, unless a majority of the disinterested members of the board of directors of Torbay agrees by resolution or unanimous consent to extend a date or lower a dollar value.

If there is a sale of Torbay, its assets, or any other liquidation event of Torbay prior to the date the Common Shares are received, the Company Shareholders shall, to the extent permitted by law, participate at a rate equal to the rights of shares of Exchanged Corporation Stock due to be issued after the milestones are met.

A Failure Event, unless waived by a majority of the disinterested members of the Board of Directors of Torbay by a board resolution or unanimous consent, will affect the ability of the Company Shareholders to receive the Exchanged Corporation Stock. There shall be no further recourse by either party in relation to that Failure Event.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

a. The Company Shareholders represent and warrant to Torbay that:

(i)  Incorporation, Stock, Etc. ICC-Italy is a corporation duly organized and existing in good standing under the laws of Italy, and shall be bestowed with : certain furniture, fixtures and equipment currently owned by the Company Shareholders (the corporation and the assets, each and collectively, being referred to as “ICC-Italy”). ICC-Italy shall have full corporate power and authority to carry on its business as it is now being conducted and to own and operate its assets, businesses and properties. All of ICC-Italy’s issued and outstanding capital stock shall be in Torbay’s name. There shall be no preferred shares authorized. There shall be no outstanding subscriptions, options, warrants, convertible securities, calls, commitments or agreements calling for or requiring issuance or transfer, sale or other disposition of any shares of capital stock of ICC-Italy or calling for or requiring the issuance of any securities or rights convertible into or exchangeable (including on a contingent basis) for shares of capital stock. All of the outstanding shares of ICC-Italy shall be duly authorized, validly issued, fully paid and non-assessable. There shall be no dividends due, to be paid or in arrears with respect to any of the capital stock of ICC-Italy. All of the assets of ICC shall be held by ICC-Italy. The Company Shareholders shall hold no interest of any kind in any other Italian communications or ethnic-based communications venture, or in any other venture that might reasonably be considered to be in competition with ICC.

(ii)  Litigation. To the best of the Company Shareholders knowledge, there are no actions, suits, proceedings, or investigations pending or threatened or contemplated against ICC-Italy or any of its subsidiaries at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. ICC-Italy is not subject to any outstanding judgments or operating under or subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

(iii)  Compliance with Laws. To the best of the Company Shareholders’ knowledge, ICC-Italy has complied in all material respects with all laws, regulations, orders, domestic and foreign, and neither the present uses of their properties nor the conduct of its business violate any such laws, regulations, orders or requirements, and ICC-Italy has not received any notice of any claim or assertion that it is not so in compliance.

(iv)  Indebtedness. Except for the $316,494 advanced to the Company Shareholders on behalf of ICC-Italy and directly to ICC-Italy for expenses incurred on behalf of ICC-Italy during its incorporation and start up phases, neither the Company Shareholders nor ICC-Italy has executed any instruments, entered into any agreements or arrangements pursuant to which ICC-Italy has borrowed any money, incurred or guaranteed any indebtedness or established any line of credit, which represents a liability of ICC-Italy as of the date thereof. The $316,494 sum consists of four payments as follows:

(v)  No Defaults. Neither the execution nor delivery of this Agreement nor the consummation of the contemplated transaction are events which, of themselves or with the giving of notice or passage of time or both, could constitute a violation of or conflict with or result in any breach of or default under the terms, conditions or provisions of any judgment, law, regulation or agreement, or ICC-Italy’s Certificate of Incorporation or Bylaws, or of any agreement or instrument to which ICC-Italy or any Company Shareholder is a party or by which it is bound; or could result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of ICC-Italy; and no consent of any third party except as expressly contemplated herein is required for the consummation of this Agreement by ICC-Italy or the Company Shareholders.

(vi)  Corporate Action of ICC-Italy. The Company Shareholders as incorporators of ICC-Italy have duly authorized the execution and delivery of this Agreement. This Agreement constitutes a valid, legal and binding agreement of ICC-Italy and is enforceable in accordance with its terms.

(vii)  Liabilities. ICC-Italy has not incurred any liabilities except for the $316,494 in loans and advances from Torbay or on behalf of Torbay.

(viii)  Taxes. All federal, state, and local tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by ICC-Italy have been duly filed; ICC-Italy has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it, and has paid all installments of estimated taxes due; and all taxes, levies and other assessments which it is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities. The Company Shareholders have no knowledge of any tax deficiency, which has been or might be asserted against it, which would materially and adversely affect the business or operations of ICC-Italy. The Company Shareholders shall provide Torbay with copies of all tax returns, of any kind or nature, if any, filed by ICC-Italy, together with all accounting information.

(ix)  Title to Property; Leases. ICC-Italy has good and defensible title to all personal property, currently owned by ICC-Italy or the Company Shareholders and intended to be used in the operations of ICC-Italy.

(x)  Licenses. ICC-Italy has obtained all required licenses, permits or other governmental authorization for the conduct of its business as now being conducted.

(xi)  Contracts and Commitments. Except for the commission due Steve Bauer of $32,000 and the loans and advances made by or on behalf of Torbay there are neither contracts nor commitments of ICC-Italy requiring any future payment to an officer, director, employee, agent or shareholder of ICC-Italy or anyone else.

(xii)  Representations True and Correct. This Agreement and the Schedules and Exhibits attached hereto do not contain any untrue statement of a material fact concerning ICC-Italy or omits any material fact concerning ICC-Italy or the Company Shareholders which is necessary in order to make the statements therein not misleading. All of the representations and warranties contained herein (including all statements contained in any certificate or other instrument delivered by or on behalf of the Company Shareholders pursuant hereto or in connection with the transactions contemplated hereby) shall survive the Closing.

(xiii)  Retirement Plans. Neither ICC-Italy nor any of its subsidiaries are obligated under any pension plan, profit sharing or similar employee benefit plan.

(xiv)  Labor Matters. ICC-Italy is not and has never been a party to: (i) any profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement or other employee benefit plan, whether legally binding or not; or (ii) any plan providing for “fringe benefits” to its employees, including, but not limited to, vacation, disability, sick leave, hospitalization and life insurance and other insurance plans, or related benefits; or (iii) any employment agreement. No current or former employee of either of the Company Shareholders or ICC-Italy has any claim against ICC-Italy (whether under federal or state law, any employment agreement or otherwise) on account of or for: (i) overtime pay; (ii) wages or salary for any period; (iii) vacation, timeoff or pay in lieu of vacation or timeoff; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. No person or party (i-ncluding, but not limited to, governmental agencies of any kind) has any claim or basis for any action or proceeding against arising out of any statute, ordinance or regulation relating to discrimination in employment or to employment prac-tices or occupational safety and health standards.

(xv)  Environmental Matters. ICC-Italy has not generated any hazardous wastes or engaged in activities, which are or could be interpreted to be potential violations of laws or judicial decrees in any manner regulating the generation or disposal of hazardous waste. There are no onsite or offsite locations where ICC-Italy has stored, disposed or arranged for the disposal of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or petroleum products; there are no under-ground storage tanks located on property owned or leased by ICC-Italy, and no polychlorinated biphenyls are used or stored at any property owned or leased by ICC-Italy.

(xxii)  Legal Representation. The Company Shareholders have had the opportunity to retain independent legal counsel and independent legal counsel has had the opportunity to advise the Company Shareholders with respect to the terms and conditions of this Agreement.

(xxiii)  Financial Statements. ICC-Italy has maintained complete financial records of all the bank accounts, deposits, and expenditures relative to the $316,494 in funds advanced by or on behalf of Torbay. These records will be provided to Torbay immediately upon request. The financial statements have not been audited by Torbay or an outside auditor.

(b) The Company Shareholders warrant, represent, ack-nowledge and agree that:

(i)  The Torbay Stock to be issued to the Company Shareholders (the “Ex-changed Corporation Stock”) is being issued to the Company Shareholders without registration under applicable United States Federal and state securities laws in reliance upon certain exemptions from registration under such securities laws;

(ii)  The Company Shareholders have had the opportunity to ask ques-tions of and receive answers from Torbay, and their respective executive officers concerning their businesses and the Exchanged Corporation Stock and all such in-quiries have been completed to his satisfaction;

(iii)  Each certificate representing shares of the Ex-changed Corporation Stock will bear a legend restricting its transfer, sale, conveyance or hypothecation, unless such Ex-changed Corporation Stock is either registered under applicable securities laws or an exemption from such registration is applicable, and provided that if an exemption from registration is claimed, Torbay may require an opinion of legal counsel that, as a result of such exemption, registration under the securities laws is not required to transfer, sell, convey or hypothecate such Exchanged Corporation Stock;

(iv)  The Company Shareholders shall not transfer any Exchanged Corporation Stock except in compliance with all applicable United States securities laws;

(v)  The Company Shareholders have not relied on the advice of Torbay its officers, directors, agents or controlling persons in electing to participate in the transaction herein contemplated. The Company Shareholders, by virtue of their business or financial experience, can reasonab-y be assumed to have the capacity to protect their own interest in connection with the transaction;

(vi)  The Company Shareholders are acquiring the Exchanged Corporation Stock for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstance, except selling, transferring, or disposing the Securities made in full compliance with all applicable provisions of the Act, the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder, and applicable state securities laws; and that an investment in the Securities is not a liquid investment.

(vii)  The Company Shareholders have not received any general solicita-tion or general advertising regarding the acquisition of the Exchanged Corporation Stock;

(viii)  The Company Shareholders are capable of evaluating the merits and risks of an investment in the Torbay Preferred Stock because they are sophisticated investors by virtue of their prior invest-ments and have experience in investments similar in nature to the Exchanged Corporation Stock, including investments in unlisted and unregistered securities, and have knowledge and experience in financial and business mat-ters in general;

(ix)  The Company Shareholders acknowledge that there exists no public market for the Preferred Stock, that no such public market may develop in the future and as a result, the acknowledges that the Exchanged Corporation Stock must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. They are aware of the provisions of Rule 144 promulgated under the Act which permit resale of stock purchased in a private transaction subject to certain limitations and to the satisfaction of certain conditions provided for thereunder, including, among other things, the existence of a public market for the Exchanged Corporation Stock, the availability of certain current public information about Torbay, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares of Torbay stock being sold during any three-month period not exceeding specified limitations; and

                                (x)  The Company Shareholders own 100% of the issued and outstanding shares of stock of ICC-Italy. The ICC-Italy Shares are owned free and clear of all liens and encumbrances.

    (c)  Torbay represents and warrants that:

(i)  Corporate Status. Torbay is a corporation duly organized and existing and in good standing under the laws of the State of Delaware. Before consideration of the securities envisioned in this transaction, there are 190,277,900 issued and outstanding common shares of Torbay. There are 7,500,000 issued and outstanding Series B preferred shares of Torbay. There are 7,500,000 warrants outstanding for the purchase of the same number of common shares of Torbay. Any other securities of any kind or nature, which can be converted into shares of stock of Torbay are disclosed in Torbay’s financial statements and filings with the SEC..

(ii)  Company Financial Statements. The audited and unaudited financial statements as filed with the SEC have been prepared using Generally Accepted Accounting Principles. These financial statements fairly present the financial position of the Corporation as of the dates set forth in the financial statements. There have been no material changes in the financial condition of Torbay since the date of the financial statements.

(iii)  Compliance with Laws. To the best of its knowledge, Torbay has complied in all material respects with all laws, regulations, orders, domestic and foreign, and neither the present uses of their properties nor the conduct of its business violate any such laws, regulations, orders or requirements, and Torbay has not received any notice of any claim or assertion that it is not so in compliance.

(iv)  No Defaults. Neither the execution nor delivery of this Agreement nor the consummation of the contemplated transaction are events which, of themselves or with the giving of notice or passage of time or both, could constitute a violation of or conflict with or result in any breach of or default under the terms, conditions or provisions of any judgment, law, regulation or agreement, or the Torbay Certificate of Incorporation or Bylaws, or of any agreement or instrument to which Torbay or any Company is a party or by which it is bound; or could result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of Torbay.

(v)  Corporate Action of Company. The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement. This Agreement constitutes a valid, legal and binding agreement of Torbay and is enforceable in accordance with its terms.

(vi)  Representations True and Correct. This Agreement and the Schedules and Exhibits attached hereto do not contain any untrue statement of a material fact concerning Torbay or omits any material fact concerning Torbay which is necessary in order to make the statements therein not misleading. All of the representations and warranties contained herein (including all statements contained in any certificate or other instrument).

(vii)  Reporting Obligations. Torbay is a fully reporting company and has filed all reports with the SEC. Torbay’s common stock is currently quoted on the Over-the-Counter-Bulletin Board system. No warranty or representation of any kind or nature is provided with respect to Torbay’s eligibility to continue trading on any exchange or listing for trading on any quotation system.

(viii)  Indemnification. Torbay shall indemnify and hold the Company Shareholders, its officers and directors, harmless of and in respect of:

(1) Any damage or loss resulting from any loss, liability damage, misrepresentation, breach of warranty or non-fulfillment on the part of Torbay under this Agreement or from any misrepresentation or omission from any certificates or other instrument furnished to the Company Shareholders pursuant to this agreement.

(2) All actions, suits, proceedings, demands assessments, judgments, costs and expenses incident to any of the foregoing including reasonable attorney's fees and all costs incurred by Company to enforce this Agreement against Torbay.

ARTICLE III
INTERPRETATION AND SURVIVAL OF
ESENTATIONS AND WARRANTIES

3.1  Interpretation. Each warranty and representation made by a party in this Agreement or pursuant hereto is independent of all other warranties and representations made by the same party in this Agreement or pursuant hereto (whether or not covering identical, related or similar matters) and must be independently and separately satisfied. Exceptions or qualifications to any such warranty or representation shall not be construed as exceptions or qualifications to any other warranty or representa-tion.

3.2  Survival. All representations and warranties made in this Agreement or pursuant hereto shall survive the date hereof, the Closing, the con-summation of the transaction con-templated hereby and any in-vestigation.

ARTICLE IV
NON-COMPETITION

4.1 Non-Competition. The Company Shareholders agree that they will not, jointly or individually, during the term of their association with Torbay, and for a period of twenty-four months thereafter, engage in any Competitive Activity. The term “Competitive Activity” means engaging in any of the following activities: (A) serving as a director of any Competitor (as defined below), (B) directly or indirectly through one or more intermediaries, either controlling any Competitor or owning any equity or debt interests in any Competitor, (C) employment by, including serving as an officer, director or partner of, providing consulting services to, including, without limitation, as an independent contractor, or managing or operating the business or affairs of, any Competitor or (D) participating in the ownership, management, operation or control of or being connected in any manner with any Competitor. The term “Competitor” as used herein means any person or company that competes, either directly or indirectly, with any of the business conducted by ICC or Torbay or any other affiliate, or conducts a similar business to ICC, Torbay or any affiliate, even if said business is not in a similar geographical area.

ARTICLE V
MISCELLANEOUS

5.1  Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, or electronic mail (e-mail) and addressed as set forth below:

If to Torbay:	Rich Lauer
2967 Michelson Drive, Suite G #444
Irvine, CA 92610

With a copy to:	Law Offices of Randall S. Goulding & Associates
155 Revere Dr.
Northbrook, IL 60062

If to Company Shareholders:	Carmine Castellano:
382 Clay Pitts Road
Hamlet of East Northport
Long Island, NY 11731

With a copy to:	Alfred Settino
Corso Vittorio Emmanuel II, 52
10125 Torino, Italy

5.2  Entire Agreement. This Agreement, including the Schedules attached hereto and the documents delivered pursuant hereto, sets forth all the promises, covenants, agreements, conditions and understandings among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained. No changes of or modifications or additions to this Agreement shall be valid unless it shall be in writing and signed by the parties hereto.

5.3  Binding Effect; Assignment. This Agreement shall be binding upon the parties hereto, their beneficiaries, heirs and administrators. No party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other parties.

5.4  Amendment. The parties hereby irrevocably agree that no attempted amendment, modification or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

5.5  No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

5.6  Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

5.7  Counterparts. This Agreement and any Amendments may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

5.8  Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

5.9  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto submit themselves to the jurisdiction of such courts and waive and right to contest said jurisdiction.
  5.10  Further Assurances. The parties hereto shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the first date and year set forth above.

TORBAY HOLDINGS, INC.

/s/ Richard Lauer
By: Rich Lauer, President

/s/ Carmine Castellano
Carmine Castellano, an individual

/s/ Alfred Settino
Alfred Settino, an individual